Exhibit 10.1

DEBTOR-IN-POSSESSION CREDIT AND SECURITY AGREEMENT

AMONG

ANPG LENDING LLC,

Certain Lenders, listed on Schedule I

as Lenders

LAIDLAW & COMPANY (UK) LTD.

As Administrative Agent

AND

ANPATH GROUP, INC.,

as Borrower

Dated as of: May __, 2010

DEBTOR-IN-POSSESSION CREDIT AND SECURITY AGREEMENT

This DEBTOR-IN-POSSESSION CREDIT AND SECURITY AGREEMENT, dated as of _____________, 2010, is by and among ANPATH GROUP, INC., a Delaware corporation (“Anpath” or “Borrower”), ANPG Lending LLC, a Delaware limited liability company (“ANPG”), the individuals and entities listed on Schedule I attached hereto as lenders (each as “Laidlaw Lender,” collectively, “Laidlaw Lenders,” and with ANPG “Lenders”) and Laidlaw & Company (UK) Ltd. as administrative agent for the Laidlaw Lenders (in such capacity, together with any other Person who becomes Administrative Agent pursuant to Article IX, “Administrative Agent”).  The parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1 Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

Additional Interest has the meaning given in Section 2.2(b).

Advances has the meaning given in Section 2.1.

Affiliate or Affiliates means, with respect to any Person, any Person controlled by, controlling or under common control with such Person, including (without limitation) any Subsidiary of such Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary herein, for purposes of the terms and provisions of the Loan Documents, in no event shall Borrower be deemed an Affiliate of any Lenders or the Administrative Agent.

Agreement means this Debtor-in-Possession Credit and Security Agreement, as amended, supplemented, restated or otherwise modified from time to time.

Allowable Liens has the meaning given in Section 7.1.

Applicable Usury Laws has the meaning given in Section 2.2(b).

Approved Budget means the projected cash receipts and disbursement budget for the Borrower which is to reflect the actual, necessary, and ordinary operating expenses of the Borrower and is to be prepared in a form and substance acceptable to ANPG and the Administrative Agent in their sole discretion and delivered to ANPG and the Administrative Agents for their approval (i) for the period covered by the initial Advance, prior to any hearing to consider the approval of this Agreement and (ii) for the subsequent period, with any variance in the Approved Budget having first been approved in advance by ANPG and the Administrative Agents.

Bankruptcy Code means 11 U.S.C. § 101 et seq.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, including any judge presiding over the Case.

Base Rate means the rate of interest of 7% per annum.

Business Day means a day other than Saturday, Sunday or other day on which banks are generally not open for business in New York, New York.

Case means the cases commenced by the Borrower and jointly administered in the Bankruptcy Court under the Bankruptcy Code, including any adversary proceedings or other ancillary proceedings.

Cash Collateral Account means the bank account maintained by Borrower as debtor in possession in accordance with the guidelines of the United States Trustee and the Bankruptcy Code and Rules, or any order of the Bankruptcy Court, which shall be subject to a control agreement, in form and substance satisfactory to ANPG and the Administrative Agent, executed and delivered by the Borrower, ANPG, the Administrative Agents and the applicable securities intermediary with respect to such bank account.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

Claims means claims, liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, costs, expenses, including, without limitation, the fees and disbursements of counsel, or disbursements of any kind whatsoever.

Collateral means all right, title and interest of Borrower or a Guarantor in and to all of the following personal property, whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible: all accounts and accounts receivable, contract rights, tangible chattel paper, electronic chattel paper, letters of credit and letter-of-credit rights, documents, instruments, supporting obligations, records, investment property, deposits and deposit accounts, money, inventory, goods, equipment, fixtures, general intangibles (including without limitation, payment intangibles, and software and software applications and operating systems), Intellectual Property, goodwill, choses in action and causes of action and all customer lists; all interests in corporations, limited and general partnerships, limited liability companies and other entities; all indemnity agreements, guaranties, insurance policies, insurance claims, and other contractual, equitable and legal rights of whatever kind or nature; all commercial tort claims; all other tangible and intangible personal property; all products and proceeds, including insurance proceeds, of any and all of the foregoing, together with all substitutions and replacements for and products of any of the foregoing; all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any tangible goods; and all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods.  Any of the foregoing terms used herein and defined in the UCC and not otherwise defined herein shall have the respective meanings assigned to those terms in the UCC.

Commonly Controlled Entity means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of section 4001 of ERISA or is part of a group which includes a Borrower and which is treated as a single employer under section 414 of the Internal Revenue Code of 1986, as amended from time to time.

Credit Facility means the credit facility being made available to the Borrower by the Lenders pursuant to Article II.

Debt of any Person means all items of indebtedness or liability which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person as of the date as of which Debt is to be determined.  For purposes of determining a Person’s aggregate Debt at any time, “Debt” shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

Default means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

Default Period means any period of time beginning on the first day on which a Default or Event of Default occurs and ending on the date ANPG and the Administrative Agent shall give notice to the Borrower in writing that such Default or Event of Default has been cured or waived.

Environmental Laws means all laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface, and subsurface strata), including, without limitation, CERCLA/SARA, RCRA/HSWA, and other laws relating to (i) Hazardous Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Hazardous Substances.

EnviroSystems means EnviroSystems, Inc., a Nevada corporation and subsidiary of Borrower.

EnviroHoldings means EnviroSystems Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Borrower.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Event of Default has the meaning given in Section 8.1.

Final Order means the final order, in form and substance satisfactory to ANPG and the Administrative Agent, entered by the Bankruptcy Court after adequate notice to all parties entitled to be served, which, among other things, approves the Loan Documents, authorizes the Borrower to enter into the Loan Documents and grants ANPG and the Administrative Agent a Superpriority Claim and Superpriority Lien in the Collateral.

Funding Date has the meaning given in Section 2.1.

GAAP means generally accepted accounting principles in the United States of America.

Guarantors means EnviroSystems and EnviroHoldings.

Hazardous Substances means hazardous substances (as defined in CERCLA/SARA and regulations promulgated thereunder), hazardous wastes (as defined in RCRA/HSWA and regulations promulgated thereunder), Class I Industrial Solid Wastes (as defined in TSWDA and regulations promulgated thereunder), and any material quantities of any other pollutants or contaminants, including, without limitation, any material quantities of any flammable material, explosive material, radioactive material, waste oil or used oil; provided, however, that in the event either CERCLA/SARA or RCRA/HSWA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; provided, further, that to the extent that the laws of the State of New York establish a meaning for “hazardous substance” or “hazardous waste” which is broader than that specified in either CERCLA/SARA or RCRA/HSWA, such broader meaning shall apply.

HSWA means the Hazardous and Solid Waste Amendments of 1984, as amended.

Highest Lawful Rate means, on any day, the maximum rate of interest, if any, that may be contracted for, taken, reserved, charged, collected or received under all Applicable Usury Laws on the Obligations.

Intellectual Property means all patents, patented inventions, trademarks, service marks, trade names, franchises, trade secrets, copyrights, copyrighted works, other intellectual property, industrial rights and licenses, and rights with respect to the foregoing used in the conduct of a Borrower’s business as now conducted.

Interim Order means the interim order, in form and substance satisfactory to ANPG and the Administrative Agent, entered by the Bankruptcy Court after adequate notice to all parties entitled to be served, which, among other things, approves the Loan Documents, authorizes the Borrower to enter into the Loan Documents, provides interim authority to make the borrowings under this Agreement, and grants ANPG and the Administrative Agent a Superpriority Claim and Superpriority Lien in the Collateral for such interim usage.

Loan Documents means this Agreement, the Note and the Security Documents, and each other instrument, agreement or document executed by the Borrower or the Guarantors in connection with this Agreement whether provided on or after the Funding Date.

Material Adverse Effect means a material adverse effect on (a) the business, operations, results of operations, property, assets, liabilities, condition (financial or otherwise) or prospects of a Borrower (except for the commencement of the Case and events (including, without limitation, defaults under pre-petition credit facilities) that result from the commencement of the Case); (b) a material impairment of the enforceability or priority of ANPG’s and the Administrative Agent’s liens with respect to the Collateral or of ANPG’s and the Administrative Agent’s administrative priority status; or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of ANPG and the Administrative Agent hereunder or thereunder.

Maturity Date means the earlier of (a) the effective date of the Proposed Plan of Reorganization in the Case contemplated by the Plan Support Agreement attached hereto as Exhibit B or (b) the date on which an Event of Default occurs.

Maximum Amount has the meaning given in Section 2.2(b).

Maximum Loan Amount means the lesser of (a) $414,000 and (b) the reduced amount requested by the Borrower pursuant to Section 2.5.

Net Proceeds means the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower in connection with a sale, transfer, license, lease or other disposition of property after deducting therefrom only (a) reasonable out-of-pocket expenses related thereto incurred by Borrower in connection therewith, (b) transfer taxes paid to any taxing authorities by Borrower in connection therewith, and (c) net income taxes to be paid in connection with such sale, lease, transfer or other disposition (after taking into account any tax credits or deductions and any tax sharing arrangements).

Notes means the Borrower’s promissory note, payable to the order of each Lender in substantially the form of Exhibit A-1 and A-2 attached hereto and any note or notes issued in replacement or substitution therefor, as the same may hereafter be amended, supplemented, restated or otherwise modified from time to time.

Obligations means the obligations under the Notes and each and every other debt, liability and obligation of every type and description which Borrower may now or at any time hereafter owe to the Lenders hereunder or otherwise under or in connection with any Loan Document, whether any such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lenders alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several.

PBGC means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

Person means any individual, corporation, partnership, joint venture, business trust, limited liability company, association, joint stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof) or any other entity of whatever nature.

Petition Date means the date that the Case is filed with the Bankruptcy Court.

Plan means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

Plan Support Agreement means the plan support agreement, attached hereto and made a part hereof as Exhibit B.

Prepetition Secured Lender means ANPG in its capacity as lender under that certain Loan and Security Agreement dated January 8, 2008 between Anpath Group, Inc. and ANPG, and Fares Khodr, Bernard Questier, and Ira Kalfus in their capacity as lenders under that certain Loan and Security Agreement dated May __, 2010 between Anpath Group, Inc., Fares Khodr, Bernard Questier, and Ira Kalfus.

Proposed Plan of Reorganization means the Plan of Reorganization of Anpath Group, Inc. filed on the Petition Date.

RCRA means the Resource Conservation and Recovery Act of 1976, as amended.

Receivables has the meaning given in Section 5.7.

Reportable Event means any of the events set forth in section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. § 4043.

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest, or on account of any return of capital to the Borrower’s shareholders.

SARA means the Superfund Amendments and Reauthorization Act of 1986, as amended.

Security Documents means the collective reference to this Agreement and all other documents hereafter delivered to ANPG and the Administrative Agent granting a security interest or other lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations.

Security Interest has the meaning given in Section 3.1.

Subsidiary means any Person of which more than 50% of the outstanding shares of capital stock or other ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or other managers of such Person (irrespective of whether or not at the time stock or other ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned, or the management of which is otherwise directly or indirectly controlled, by the Borrower, by the Borrower and one or more Subsidiaries, or by one or more Subsidiaries.

Superpriority Claim means a claim against the Borrower in the Case which is an administrative expense claim pursuant to section 365(d)(3) of the Bankruptcy Code having priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code.

Superpriority Lien shall have the meaning set forth in Section 3.1.

Termination Date means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility and prepays in full the Advances in accordance with Section 2.5 and satisfies all other Obligations, (iii) the date ANPG and the Administrative Agent terminate the Credit Facility in accordance with Section 8.2, or (iv) the date ANPG and the Administrative Agent demand payment of the Obligations after the occurrence of an Event of Default pursuant to Article VIII.

UCC means the Uniform Commercial Code as adopted and in effect from time to time in the State of New York.

Section 1.2 Cross References.  All references in this Agreement to Articles, Sections and subsections, shall be to Articles, Sections and subsections of this Agreement unless otherwise explicitly specified.

ARTICLE II.
AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1 Advances.  (a) Subject to the terms and conditions hereof (including those in Article IV), the Lenders agree to make one or more advances (the “Advances”), from the date the conditions set forth in Section 4.1 shall have been satisfied (the “Funding Date”) until the Termination Date, on such dates designated in writing by the Borrower to ANPG and the Administrative Agent; provided, however, that the aggregate principal amount of all Advances shall not exceed the Maximum Loan Amount.

(b) The Borrower shall make each request for an Advance consistent (unless otherwise consented to by ANPG and the Administrative Agent in their sole discretion) with the Approved Budget, by delivery of written notice thereof to ANPG and the Administrative Agent before 11:00 a.m. on the second Business Day prior to the proposed date for the requested Advance.  Requests shall specify (i) the date of the requested Advance, (ii) the aggregate amount of the Advance and (iii) the use of proceeds from the Advance and documentation evidencing the expense(s) to be paid with the proceeds from the Advance.  Each request for an Advance shall be by (x) an officer of the Borrower or (y) any Person designated as the Borrower’s agent by any officer of the Borrower (in a writing evidencing the signature of such agent and delivered to ANPG and the Administrative Agent) or (z) any person whom ANPG and the Administrative Agent reasonably believe to be an officer of the Borrower or such designated agent.  Each Advance shall be for a minimum amount of $50,000 and, for an amount in excess thereof, in increments of $10,000.

(c) The Advances made by the Lenders shall be evidenced by a Note payable to the order of each Lender and evidencing the obligation of the Borrower to pay a principal amount equal to the Maximum Loan Amount.  The Notes shall be secured by the Collateral as provided in Article III and by any other Security Documents.  The books and records of ANPG and the Administrative Agent shall constitute prima facie evidence of the date and amount of the Advances made by the Lenders.

Section 2.2 Interest; No Usury.  (a) Subject to Section 2.2(b), the outstanding principal balance of the Notes shall bear interest at the Base Rate.

(b) It is the intention of the parties hereto to conform strictly to Applicable Usury Laws regarding the use, forbearance or detention of the indebtedness evidenced by this Agreement, the Notes and the other Loan Documents, whether such laws are now or hereafter in effect, including the laws of the United States of America or any other jurisdiction whose laws are applicable, and including any subsequent revisions to or judicial interpretations of those laws, in each case to the extent they are applicable to this Agreement, the Note and the other Loan Documents (the “Applicable Usury Laws”).  Accordingly, if any acceleration of the maturity of the Note or any payment by the Borrower or any other Person produces a rate in excess of the Highest Lawful Rate or otherwise results in the Borrower or any such other Person being deemed to have paid any interest in excess of the Maximum Amount, as hereinafter defined, or if the Lenders shall for any reason receive any unearned interest in violation of any Applicable Usury Laws, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Loan Document or any other agreement or instrument, it is agreed as follows: (i) the provisions of this Section 2.2(b) shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, taken, reserved, charged, collected or received under this Agreement, the Notes or the other Loan Documents shall under no circumstances exceed the Maximum Amount, and any amount that would be excessive interest shall be applied to the reduction of the principal amount owing in respect of this Agreement, the Notes or any other Loan Document and not to the payment of interest, or if such excessive amount exceeds the principal amount owing in respect of this Agreement, the Notes or any other Loan Document, any such excess shall be promptly refunded to the Borrower or such other Person by the Lenders; (iii) neither the Borrower nor any other Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount; and (iv) the effective rate of interest on each Advance shall be ipso facto reduced to the Highest Lawful Rate, and the provisions of this Agreement, the Notes and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws, it being the intention of the parties, to the fullest extent permitted by law, to render inapplicable any and all penalties of any kind provided by an Applicable Usury Law as a result of any such excess interest.  By execution of this Agreement, the Borrower acknowledges that the Borrower believes the Notes and the indebtedness evidenced by this Agreement, the Notes and the other Loan Documents to be non-usurious.  All sums paid, or agreed to be paid, to the for the use, forbearance or detention of the indebtedness of the Borrower evidenced by this Agreement, the Notes and the other Loan Documents shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro rated, allocated and spread throughout the full term of the indebtedness evidenced by this Agreement, the Notes and the other Loan Documents.  As used herein, the term “Maximum Amount” means the maximum nonusurious amount of interest which may be lawfully contracted for, reserved, charged, collected or received in connection with the indebtedness evidenced by this Agreement, the Notes and other Loan Documents under all Applicable Usury Laws.  If at any time the interest rate, together with any other fees and additional amounts payable hereunder or under the Notes or any other Loan Document that are deemed to constitute interest under Applicable Usury Laws (the “Additional Interest”) exceeds the Highest Lawful Rate, then the amount of interest to accrue pursuant to this Agreement, the Notes and the other Loan Documents shall be limited, notwithstanding anything to the contrary in this Agreement, the Notes, any other Loan Document or any other agreement or instrument, to the amount of interest that would accrue at the Highest Lawful Rate; provided, however, that to the fullest extent permitted by Applicable Usury Laws, any subsequent reductions in the interest rate shall not reduce the interest to accrue pursuant to this Agreement, the Notes and the other Loan Documents below the Highest Lawful Rate until the aggregate amount of interest actually accrued pursuant to this Agreement, the Notes and the other Loan Documents, together with all Additional Interest, equals the amount of interest which would have accrued if the interest rate had at all times been in effect and such Additional Interest, if any, had been paid in full.

Section 2.3 Payments.  (a)  In the event the Maturity Date occurs upon the effective date of the Proposed Plan of Reorganization as contemplated by the Plan Support Agreement, attached hereto as Exhibit B, all payments to be made by the Borrower shall be made on such Maturity Date in the form of [13.7%] of the new common stock of the reorganized Anpath, subject to dilution if the Borrower consummates that certain rights offering contemplated in Section 7.6 of the Proposed Plan of Reorganization.

(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made prior to 12:00 p.m. noon, on the due date thereof to ANPG and the Administrative Agent at their respective offices specified in Section 9.3, in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

(c) All payments in respect of the Obligations received by ANPG and the Administrative Agent shall be applied by ANPG and the Administrative Agent to the Obligations, as follows, or in such other order and manner as ANPG and the Administrative Agent shall determine in its sole discretion: (a) first, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders; (b) second, to pay interest due in respect of the Advances; (c) third, to pay or prepay principal outstanding on the Advances; and (d) fourth, to pay all other Obligations.

Section 2.4 Computation of Interest; When Interest Due and Payable.  Interest accruing on the outstanding principal balance of the Advances outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.  Accrued and unpaid interest shall be payable in arrears on the Termination Date.

Section 2.5 Voluntary Prepayment; Termination of the Credit Facility by the Borrower.

(a) The Borrower may prepay the Advances in whole at any time or from time to time in part, without penalty.

(b) Immediately upon receipt of any proceeds of any sale, transfer, license, lease or other disposition of any property of the Borrower outside the ordinary course of the Borrower’s business, the Borrower shall, subject to the order of the Bankruptcy Court, prepay the outstanding principal amount of the Obligations in an amount equal to 100% of the Net Proceeds received by the Borrower in connection with such disposition; provided, however, that if no Event of Default exists, the Borrower shall not be required to prepay the Obligations to the extent that any Net Proceeds received in connection with a casualty loss or condemnation proceeding are used promptly to repair, rebuild or replace the property subject to such casualty or condemnation.  Nothing contained in this Section 2.5(b) shall permit the Borrower to make a disposition of any property.

(c) The Borrower may not reborrow any amount repaid hereunder.

Section 2.6 Use of Proceeds.  The Borrower shall use the proceeds of the Advances to provide for ongoing working capital needs and administrative costs incurred during the Case in accordance with the Approved Budget or as may otherwise be consented to by ANPG and the Administrative Agent in their sole discretion.

ARTICLE III.
SECURITY INTEREST; SETOFF

Section 3.1 Grant of Security Interest.  Borrower hereby pledges, assigns and grants to ANPG and the Administrative Agent a first priority, priming lien on and continuing security interest in (collectively referred to as the “Security Interest”) the Collateral, as collateral security for the prompt payment and performance of the Obligations from time to time outstanding, whether now existing or hereafter arising.  In accordance with the Interim Order and the Final Order and section 364(d) of the Bankruptcy Code, such Security Interest shall be a first priority, lien that is senior to any other liens or claims now existing or hereafter arising against the Collateral (the “Superpriority Lien”), other than the lien of the Prepetition Secured Lenders and any other liens explicitly identified in the Interim Order or the Final Order, as applicable, as being senior to or pari passu with the Security Interest granted herein.

Section 3.2 Notification of Account Debtors and Other Obligors.  ANPG and the Administrative Agent may, and the Borrower hereby grants ANPG and the Administrative Agent an irrevocable proxy and power of attorney to, at any time notify any account debtor or other Person obligated on any of the Collateral to make payment or otherwise render performance to or for the benefit of the Lenders.  The Borrower will join in giving such notice if ANPG and the Administrative Agent so request.  At any time after the Borrower or ANPG and the Administrative Agent give such notice to an account debtor or other obligor, ANPG and the Administrative Agent may, but need not, in ANPG’s and the Administrative Agent’s name or in a Borrower’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) provided a Default Period then exists, as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by ANPG and the Administrative Agent, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and applicable law, all such acts of ANPG and the Administrative Agent being hereby ratified and confirmed, such powers being coupled with an interest and are irrevocable.

Section 3.3 Assignment of Insurance.  As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to ANPG and the Administrative Agent any and all monies (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other right, title and interest of the Borrower with respect to, any and all policies of insurance, including all insurance policies now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to ANPG and the Administrative Agent.  At any time, whether or not a Default Period then exists, ANPG and the Administrative Agent may (but need not), in ANPG’s and the Administrative Agent’s name or in the Borrower’s name, execute and deliver proofs of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy, all such acts of ANPG and the Administrative Agent being hereby ratified and confirmed, such powers being coupled with an interest and are irrevocable.

Section 3.4 License.  Borrower hereby grants to ANPG and the Administrative Agent a non-exclusive, worldwide and royalty-free license, with the right to sublicense, use, copy, adapt, distribute, display, perform, sell, import and otherwise use the Collateral for the purpose of maintaining, supporting, marketing, selling, leasing or otherwise disposing of any or all Collateral during any Default Period.  This right and license shall inure to the benefit of the Lenders and their successors and assigns, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  This right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to the Borrower by the Lenders or their successors and assigns.

Section 3.5 Financing Statement.  Borrower authorizes ANPG and the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the authentication of the Borrower where permitted by applicable law and that (i) indicate the Collateral (A) as all assets of the Borrower (or words of similar effect), regardless of whether any particular asset included in the Collateral is within the scope of UCC Article 9 of the state or such jurisdiction or whether such assets are included in the Collateral, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by UCC Article 9 of the state or such jurisdiction for the sufficiency or filing office acceptance of any financing statement, continuation or amendment, including (A) the type of organization, and any organization identification number issued to the Borrower and, (B) in the case of a financing statement filed as a fixture filing or indicating Collateral to be as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  Borrower agrees to furnish any such information to ANPG and the Administrative Agent promptly upon request.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by applicable law.

Section 3.6 Setoff.  The Borrower agrees that the ANPG and the Administrative Agent may at any time or from time to time, at its sole discretion and without demand and without notice to anyone to the extent permitted by law, setoff any liability owed to the Borrower by such Person, whether or not due, against any Obligation, whether or not due.

Section 3.7 Collateral.  The ANPG’s and the Administrative Agent’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and ANPG and the Administrative Agent need not otherwise preserve, protect, insure or care for any Collateral.  ANPG and the Administrative Agent shall not be obligated to preserve any rights that the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.

Section 3.8 Limitation on Duties Regarding Collateral.  To the extent permitted by law and subject in all respects to the terms of the Interim Order and the Final Order, ANPG’s and the Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as ANPG and the Administrative Agent deal with similar securities and property for their own account, except that ANPG and the Administrative Agent shall have no obligation to invest funds held in any deposit account and may hold the same as demand deposits, ANPG’s and the Administrative Agent’s duty of care with respect to Collateral in the custody or possession of a bailee or other third person shall be deemed fulfilled if ANPG and the Administrative Agent exercise reasonable care in the selection of the bailee or other third person, and ANPG and the Administrative Agent need not otherwise preserve, protect, insure or care for any Collateral, and ANPG and the Administrative Agent shall not be obligated to preserve any rights the Borrower may have against prior parties.  To the extent permitted by law and subject in all respects to the terms of the Interim Order and the Final Order, neither ANPG, the Administrative Agent nor any of their officers, directors, stockholders, partners, employees, agents, attorneys or Affiliates shall be liable for any failure to demand, collect or realize upon any of the Collateral at all or in any particular manner or order or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof or to apply any cash proceeds of the Collateral in any particular order of application.

ARTICLE IV.
CONDITIONS OF LENDING

Section 4.1 Conditions Precedent to the Initial Advance.  The Lenders’ obligation to make the initial Advance hereunder shall be subject to the condition precedent that ANPG and the Administrative Agent shall have received all of the following, each in form and substance satisfactory to ANPG and the Administrative Agent:

(a) this Agreement, properly executed by the Borrower;

(b) the Notes, payable to the order of the Lenders, properly executed by the Borrower;

(c) a separate certificate of the secretary of each Borrower certifying as to the resolutions of such Borrower’s board of directors authorizing the execution, delivery and performance of the Loan Documents;

(d) the Interim Order, which shall have been approved and signed by the Bankruptcy Court, and which order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent the written joinder or consent of ANPG, the Administrative Agent and the Borrower; and

(e) such other documents as ANPG and the Administrative Agent, in their sole discretion, may require.

Section 4.2 Conditions Precedent to All Advances.  Unless waived in the sole discretion of ANPG and the Administrative Agent, no Advance (including the initial Advance) shall be made on any date unless each of the following further conditions precedent shall have been satisfied on such date:

(a) the representations and warranties contained in Article V are true and correct on and as of the date of the Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

(b) no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default;

(c) no Bankruptcy Court order is entered (i) authorizing the Borrower to obtain financing or credit pursuant to section 364 of the Bankruptcy Code from any Person other than the Lenders secured by a security interest or administrative claim unless such security interest and administrative claim are junior to the Lenders’ Superpriority Lien and Superpriority Claim, as the case may be; or (ii) providing adequate protection to any other Person under sections 361 through 364 of the Bankruptcy Code by granting a security interest in any of the Collateral or an administrative claim unless such security interest or administrative claim is junior to the Superpriority Lien and Superpriority Claim;

(d) no event or circumstance shall have occurred that could reasonably be expected to have a Material Adverse Effect, as reasonably determined by ANPG and the Administrative Agent;

(e) the automatic stay shall have been modified to implement the terms of this Agreement and to allow the Borrower to create, and ANPG and the Administrative Agent to perfect, any and all liens, mortgagees and security interests granted to it under any of the Loan Documents.  In addition, any Interim Order or Final Order then in effect shall contain such terms for vacating the automatic stay to permit enforcement of the Lenders’ rights and remedies under the Loan Documents as ANPG and the Administrative Agent may agree to in their sole discretion;

(f) the Borrower and its depositary banks shall have executed and delivered to ANPG and the Administrative Agent control agreements with respect to each deposit account of the Borrower, satisfactory to provide ANPG and the Administrative Agent with control (as defined in the UCC) of such accounts;

(g) documentation supporting the use of proceeds from the Advance consistent with the Approved Budget; and

(h) ANPG and the Administrative Agent shall have approved such Advance in ANPG’s and the Administrative Agent’s sole discretion, it being understood that notwithstanding anything to the contrary herein, ANPG and the Administrative Agent shall have the right to refuse funding for any Advance.

Each request for an Advance by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions set forth in clauses (a) through (g) of this Section 4.2 have been satisfied.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders as follows:

Section 5.1 Organization; Good Standing; Power; Authorization; Enforceable Obligations.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own its properties and to engage in the business it presently conducts.  Upon entry of the Interim Order and in accordance with the Final Order, the Borrower has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement and the other Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  Upon entry of the Interim Order and in accordance with the Final Order, no consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents.  This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Borrower.  Upon entry of the Interim Order and in accordance with the Final Order, this Agreement constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

Section 5.2 Subsidiaries.  Anpath has no subsidiaries other than EnviroSystems and EnviroHoldings.  EnviroSystems has no Subsidiaries.

Section 5.3 Regulations U and X.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.4 Submissions to ANPG and the Administrative Agent.  All factual information, reports and other papers and data with respect to the Borrower (other than projections) furnished, and all factual statements and representations made, to ANPG and the Administrative Agent by the Borrower, or on behalf of the Borrower, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made, complete and correct in all material respects, to the extent necessary to give ANPG and the Administrative Agent true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

Section 5.5 Information as to Name, Jurisdiction of Organization.  The Borrower’s exact legal name and jurisdiction of organization are set forth in the first paragraph of this Agreement.  The place where the Borrower’s chief place of business and chief executive office are located is 116 Morlake Drive, Suite 201, Mooresville, NC 28117.

Section 5.6 Inventory.  (i) The inventory of the Borrower is and will be of good and merchantable quality, free from material defects; (ii) none of the Collateral is stored with a bailee, warehouseman or similar party; and (iii) none of the Collateral will be stored with a bailee, warehouseman or similar party without the prior written consent of ANPG and the Administrative Agent, which consent in the case of inventory shall not be unreasonably withheld provided that, prior to so storing any inventory, the Borrower shall have executed and delivered or caused to be executed and delivered to ANPG and the Administrative Agent all such documents and instruments and otherwise complied with all such requirements of law as shall be necessary or appropriate in order to perfect and preserve the first priority Security Interest purported to be created hereby.

Section 5.7 Receivables.  To the best of the Borrower’s knowledge, each of its accounts, contracts, contract rights, tangible chattel paper, intangible or electronic chattel paper, documents, instruments, general intangibles, supporting obligations and other rights, remedies, obligations or other intangibles of any kind (collectively, the “Receivables”) (i) is and will be genuine, and in all respects what it purports to be, and is not and will not be evidenced by a judgment, an instrument or chattel paper (unless such judgment shall have been assigned to ANPG and the Administrative Agent in such manner as ANPG and the Administrative Agent shall deem necessary or appropriate to perfect and preserve its first priority Security Interest therein and unless, if so requested by ANPG and the Administrative Agent, such instrument shall have been endorsed and delivered to or at the direction of ANPG and the Administrative Agent and, in the case of tangible chattel paper, if so requested by ANPG and the Administrative Agent, delivered to ANPG and the Administrative Agent); (ii) represents and will represent a bona fide transaction completed or in progress in accordance with the terms and provisions contained in the invoices and purchase orders relating thereto, and the underlying transactions giving rise thereto do not and will not in any way violate any applicable law; and (iii) is and will be in the amount shown on the Borrower’s records, which amount is and will be actually and absolutely owing to the Borrower and not contingent or subject to any rights of set-off or reduction for any reason other than regular discounts, credits or adjustments allowed by the Borrower in the ordinary course of its business.

Section 5.8 Ownership of Collateral; Perfection and Priority of Lenders’ Lien.  The Borrower has (i) good and defensible title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in other real or personal property), and (iii) good title to (in the case of all other personal property), all Collateral and all other properties and assets required for the operation of its business as presently conducted.  The Borrower is and will be at all times the owner of the Collateral free and clear of any lien, security interest or other charge or encumbrance except for the lien of the Prepetition Secured Lenders (which lien shall be pari passu with the lien created herein) and the security interest created by this Agreement or any other Security Documents and the other Allowable Liens.  No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except such as may have been filed in favor of ANPG and the Administrative Agent relating to this Agreement and such as may have been filed to perfect or protect any Allowable Lien.  Each of the financing statements heretofore or hereafter delivered in favor of ANPG and the Administrative Agent does and shall reasonably identify all of the Collateral purported to be covered thereby and does and shall state the exact legal name of the Borrower.

Section 5.9 Security Documents.  (a) Upon entry of the Interim Order and in accordance with the Final Order, the provisions of this Agreement and each Security Document are effective to create in favor of the Lenders a legal, valid and enforceable security interest in all right, title and interest of the Borrower in the “Collateral” described herein and therein.

(b) Upon entry of the Interim Order and in accordance with the Final Order, the Security Interest granted under this Agreement shall constitute a fully perfected first lien on, and security interest in, all right, title and interest of the Borrower in the “Collateral” described herein and therein (subject only to the lien of the Prepetition Secured Lenders and any other liens explicitly identified in the Interim Order or the Final Order, as applicable, as being senior to or pari passu with the Security Interest granted herein).

(c) Upon entry of the Interim Order and in accordance with the Final Order, ANPG’s and the Administrative Agent’s liens created under this Agreement and the other Loan Documents are validly created, perfected, and first priority liens (subject only to the lien of the Prepetition Secured Lenders and any other liens explicitly identified in the Interim Order or the Final Order, as applicable, as being senior to or pari passu with the Security Interest granted herein).

Section 5.10 Intellectual Property.  (a) On the date hereof, all material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

(b) No holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of, or the Borrower’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(c) No action or proceeding is pending, or, to the knowledge of the Borrower, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or the Borrower’s ownership interest therein, and (ii) which could reasonably be expected to have a Material Adverse Effect.

(d) The Borrower shall notify ANPG and the Administrative Agent promptly upon obtaining knowledge that any Intellectual Property material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any adverse determination or development regarding the Borrower’s ownership of any Intellectual Property, its right to register the same, or to keep and maintain the same.

(e) In no event shall the Borrower, either itself or through any agent, employee, licensee or designee, file an application for any Intellectual Property (or for the registration of any Intellectual Property consisting of trademarks) material to its business with the United States Patent and Trademark Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, unless it promptly informs ANPG and the Administrative Agent, and, upon request of ANPG and the Administrative Agent, executes and delivers any and all agreements, instruments, documents and papers as ANPG and the Administrative Agent may request to evidence the Lenders’ security interest in such Intellectual Property, and the Borrower hereby appoints ANPG and the Administrative Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

Section 5.11 No Defaults.  The making and performance of this Agreement and the other Loan Documents will not (immediately or with the giving of notice or passage of time, or both) (i) violate the articles of incorporation or bylaws of the Borrower, or violate any laws; or (ii) result in the creation or imposition of any lien upon any of the property of the Borrower, except in favor of the Lenders.

Section 5.12 Taxes.  Borrower has filed all federal, state and other tax returns and reports required to be filed, and has paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or which may have been incurred but are not yet payable under applicable law.  There is no proposed tax assessment against the Borrower that would, if made, have a Material Adverse Effect.  The Borrower is not a party to any tax sharing agreement.

Section 5.13 Compliance with Laws.   The Borrower is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.14 Existing Indebtedness.  The schedules of assets and liabilities and statement of financial affairs to be filed by the Borrower with the Bankruptcy Court in connection with the Case will be true and correct in all material respects and will not omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

Section 5.15 Administrative Priority.  (a) The Obligations of the Borrower will constitute allowed administrative expenses in the Case, pursuant to section 364(c) of the Bankruptcy Code, having priority over all other administrative expenses of and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, except for the carveout identified in the Interim Order or the Final Order.

(b) The Superpriority Lien of the Lenders on the Collateral shall be a valid and perfected first priority lien (subject only to the lien of the Prepetition Secured Lenders, liens and the carveout explicitly identified in the Interim Order or the Final Order, as applicable, as being senior to or pari passu with the Security Interest granted herein).

Section 5.16 Litigation.  Except for the Case, there is no order, notice, claim, litigation, proceeding or investigation pending or threatened against or in any way affecting (x) the Borrower, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect or (y) this Agreement or any other Loan Document.

ARTICLE VI.
BORROWER’S AFFIRMATIVE COVENANTS

As long as the Obligations shall remain unpaid or the Credit Facility shall not have terminated, the Borrower will comply with the following requirements, unless ANPG and the Administrative Agent shall otherwise consent in writing:

Section 6.1 Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to ANPG and the Administrative Agent each of the following, which shall be in form and detail acceptable to ANPG and the Administrative Agent:

(a) promptly, and in any event within three (3) Business Days, after any Senior Management obtains knowledge of the occurrence of any breach, default or event of default under any Loan Document or any event which constitutes a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event;

(b) promptly, and in any event within three (3) Business Days, after receipt of any notices regarding any liens being filed, or claims being made, against the Borrower, or any notices relating to material contracts of the Borrower, or any written communications from or to the Borrower’s bonding companies, a copy of such notice or communication to ANPG and the Administrative Agent;

(c) as soon as possible, and in any event within three (3) Business Days, after any Reportable Event with respect to any Plan has occurred or is expected to occur, the statement of the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the PBGC;

(d) immediately upon notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof, or of the occurrence or existence of any other event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect;

(e) promptly upon their distribution, copies of all financial statements, reports, proxy statements and other notices which the Borrower shall have sent to its shareholders;

(f) promptly upon receipt, or if filed by the Borrower, promptly upon filing, all motions, notices, reports, applications, objections, responses or other papers filed or served in the Case;

(g) substantially simultaneously with the filing thereof, copies of monthly reports filed with the U.S.  Trustee’s office;

(h) notice of the Borrower’s violation of any law, rule or regulation;

(i) promptly upon the commencement of any litigation or proceeding affecting the Borrower in which the amount involved is $5,000 or more and not covered by insurance or in which injunctive relief is sought, notice of such litigation or proceeding; and

(j) promptly upon request of ANPG and the Administrative Agent, such additional financial and other information as any such Person may from time to time request.

Section 6.2 Books and Records; Inspection and Examination.  The Borrower will keep accurate books of record and account pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as ANPG and the Administrative Agent may from time to time request, in which true and complete entries will be made in accordance with GAAP and, upon request of ANPG and the Administrative Agent, will permit any officer, employee, attorney or accountant or other agent for ANPG and the Administrative Agent to audit, review, make extracts from or copy, at the Borrower’s expense, any and all corporate and financial and other books and records (including, without limitation, registers recording transactions, adjustments and vouchers) of the Borrower at all times (including, without limitation, daily) during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its directors, officers, employees, attorneys, accountants or agents.  The Borrower will permit the Lenders, or any of its officers, employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

Section 6.3 Account Verification.  ANPG and the Administrative Agent may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors.  ANPG and the Administrative Agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

Section 6.4 Compliance with Laws.  (a) The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which could reasonably be expected to have a Material Adverse Effect and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b) The Borrower will obtain, maintain in effect and comply with all permits, licenses and similar approvals necessary for the operation of its business as now or hereafter conducted.

(c) Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 6.5 Compliance with Agreements.  The Borrower will observe, perform or comply with each indenture, mortgage, deed of trust, security agreement, lease, and franchise, and each agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided therein or unless such failure to so observe, perform or comply would not reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, the Borrower will (a) exercise all rights thereunder to mitigate loss and costs to the Borrower or recover damages thereunder, and (b) protect its rights under and enforce its remedies under each such agreement in accordance with its terms.

Section 6.6 Payment of Taxes and Other Claims.  The Borrower will pay or discharge, when due, (a) all post-petition taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties of the Borrower (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all post-petition federal, state and local taxes required to be withheld by it, and (c) all post-petition lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower.

Section 6.7 Maintenance of Properties.  (a) The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.7 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is consented to by ANPG and the Administrative Agent.

(b) The Borrower will defend the Collateral against all claims or demands of all Persons (other than ANPG and the Administrative Agent) claiming the Collateral or any interest therein.

(c) The Borrower will keep all Collateral free and clear of all security interests, liens and encumbrances, except Allowable Liens.

Section 6.8 Insurance.  The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be required by ANPG and the Administrative Agent, but in all events in such amounts and against such risks as is usually carried by companies engaged in a similar business and owning similar properties in the same general areas in which the Borrower operates, including but not limited to commercial automobile liability, workers’ compensation and commercial general liability coverage.  Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as ANPG and the Administrative Agent may request, with any loss payable to the Lenders to the extent of its interest, and all policies of such insurance shall contain a loss payable endorsement in favor of the Lenders, in form and substance acceptable to ANPG and the Administrative Agent.  All policies of liability insurance required hereunder shall name the Lenders as an additional insured.  Within three (3) Business Days after the entry of the Interim Order, Borrower shall provide ANPG and the Administrative Agent with certificates of insurance evidencing the insurance required herein, which shall show Lenders as loss payee and as an additional insured as required herein.  Borrower shall provide ANPG and the Administrative Agent with copies of any such insurance policies within three (3) Business Days after any request by ANPG and the Administrative Agent.

Section 6.9 Preservation of Existence.  The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.10 Delivery of Instruments, etc.  Upon request by ANPG and the Administrative Agent, the Borrower will promptly deliver to ANPG and the Administrative Agent in pledge all instruments, documents and tangible chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.11 Cash Collateral Account.  (a)  If the Borrower receives any payments on any of the Collateral, the Borrower shall deposit such payments into the Cash Collateral Account.  Until so deposited, the Borrower shall hold all such payments in trust for and as the property of the Lenders and shall not commingle such payments with any of its other funds or property.

(b) All deposits in the Cash Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.  ANPG and the Administrative Agent from time to time at their sole discretion may apply deposited funds in the Cash Collateral Account to the payment of the Obligations, in accordance with Section 2.3(b) hereof, by transferring such funds to the Lenders.

(c) All items deposited in the Cash Collateral Account shall be subject to final payment.  If any such item is returned uncollected, the Borrower will immediately pay ANPG and the Administrative Agent, or, for items deposited in the Cash Collateral Account, the bank maintaining such account, the amount of that item, to the extent such bank has not charged any uncollected item to any other account of the Borrower.  The Borrower shall be liable as an endorser on all items deposited in the Cash Collateral Account, whether or not in fact endorsed by the Borrower.

Section 6.12 Maintenance of Debtor-in-Possession Accounts.  The Borrower shall maintain the Cash Collateral Account and all bank accounts with institutions acceptable to ANPG and the Administrative Agent, which are on the United States Trustee’s list of accepted accounts.

Section 6.13 Final Order; Administrative Expense Priority; Lien Priority; Payments.  (a) The Borrower shall not seek, consent to or suffer to exist at any time any modification, stay, vacation or amendment of the Interim Order or the Final Order, except for modifications and amendments joined or agreed to in writing by ANPG and the Administrative Agent.

(b) The Borrower shall not suffer to exist at any time a priority for any administrative expense or unsecured claim against the Borrower (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code) equal or superior to the priority of the Lenders in respect of the Obligations, except for the carveout identified in the Interim Order or the Final Order.

(c) The Borrower shall not suffer to exist at any time any lien on any Collateral having a priority equal or superior to the lien of the Lenders for the benefit of the Lenders in respect of the Collateral (other than the liens of the Prepetition Secured Lenders which shall rank pari passu with the liens of the Lenders).

(d) Prior to the date on which the then-outstanding Obligations have been paid in full in cash and the Credit Facility has been terminated or the Obligations of Borrower satisfied by confirmation of the Proposed Plan of Reorganization, the Borrower shall not pay, absent ANPG’s and the Administrative Agent’s prior written consent, any administrative expense claims except (A) any Obligations due and payable hereunder, (B) other administrative expense claims incurred in the ordinary course of the business of the Borrower in the Case, and (C) any carveouts identified in the Interim Order or the Final Order.

(e) The Security Interest and any other liens granted to the Lenders, the priority of such liens and security interests, and all other rights and remedies granted to the Lenders pursuant to this Agreement, the Interim Order, the Final Order and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the liens and security interest provided herein and therein) shall not be modified, altered or impaired in any manner by the Borrower (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Case, or by any other act or omission whatsoever.

(f) The Borrower shall not make any payment of principal or interest or otherwise on account of any Debt or trade payable incurred prior to the commencement of the Case, provided that such payments may be made:  (i) to the holders of, or in respect of, wage, salary, commission or other compensation and employee benefit obligations (including expense reimbursements) to employees and independent contractors which arose prior to the commencement of the Case; (ii) to landlords in connection with the assumption of unexpired leases under section 365 of the Bankruptcy Code in an aggregate amount reasonably acceptable to ANPG and the Administrative Agent; (iii) to lessors and non-debtor parties to executory contracts in connection with the assumption of such leases and contracts under section 365 of the Bankruptcy Code; (iv) in respect of workers’ compensation benefits and liability and property insurance policies of the Borrower; (v) with respect to payroll taxes, garnishment payments, sales taxes, customer credits or other trust fund disbursements in accordance with past practice of the Borrower; and (vi) as otherwise approved by ANPG and the Administrative Agent, in each case, after prior written notice of such payment has been given by the Borrower to ANPG and the Administrative Agent and subject to approval of the Bankruptcy Court.

Section 6.14 Performance by ANPG and the Administrative Agent.  If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere in any Loan Documents, ANPG and the Administrative Agent may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at ANPG’s and the Administrative Agent’s option, in ANPG’s and the Administrative Agent’s name) and may, but need not, take any and all other actions which ANPG and the Administrative Agent may in their discretion deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to ANPG and the Administrative Agent on demand the amount of all monies expended and all costs and expenses (including attorneys’ fees and legal expenses) incurred by ANPG and the Administrative Agent in connection with or as a result of the performance or observance of such agreements or the taking of such action by ANPG and the Administrative Agent, together with interest thereon from the date expended or incurred at a rate per annum equal to the Base Rate.  To facilitate ANPG’s and the Administrative Agent’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints ANPG and the Administrative Agent, or their delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower.

Section 6.15 Operation Consistent With Approved Budget.  The Borrower shall at all times operate its business in a manner consistent with the Approved Budget except to the extent any variance from the Approved Budget has been approved in advance by ANPG and the Administrative Agent in their sole discretion.

ARTICLE VII.
NEGATIVE COVENANTS

As long as the Obligations shall remain unpaid, or the ability of Borrower to request Advances hereunder shall not have terminated, the Borrower agrees that, without the prior written consent of ANPG and the Administrative Agent:

Section 7.1 Liens.  The Borrower will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, adverse claim, assignment or transfer upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Allowable Liens”):

(a) the Security Interest and liens and security interests created by the Security Documents;

(b) any liens arising by statute or by operation of law in favor of taxing authorities for taxes not yet due and payable or that are being contested in good faith; and

(c) the lien of the Prepetition Secured Lenders.

Section 7.2 Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except indebtedness arising hereunder.

Section 7.3 Guaranties.  The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

Section 7.4 Investments and Subsidiaries.  The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including specifically, but without limitation, any partnership or joint venture, except:

(a) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by United States corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation) or mutual funds invested only in any of the foregoing; and

(b) advances in the form of prepaid rent not exceeding one (1) month or security deposits.

Section 7.5 Other Defaults.  The Borrower will not permit any breach, default or event of default to occur under any note, loan agreement, indenture, mortgage, or other security agreement binding upon the Borrower.

Section 7.6 Organizational Documents.  The Borrower will not amend its articles of incorporation and bylaws or enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any such liquidation or dissolution).

Section 7.7 Salaries.  The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any directors, shareholders or consultant, or any member of their families.

Section 7.8 Sale of Assets.  The Borrower will not convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets, whether now owned or hereinafter acquired.

Section 7.9 Affiliate Transactions.  The Borrower will not enter into or otherwise engage in any transaction of any kind with (including, without limitation, make any payments to) any Affiliate of the Borrower, except those transactions in the Approved Budget for which all of the following criteria are satisfied:  (i) the transaction is identified in the Approved Budget as being an affiliate transaction, (ii) the affiliate party to such transaction is identified in the Approved Budget and (iii) ANPG and the Administrative Agent have received all requested information regarding such transaction and has approved the terms of such transaction in advance of ANPG’s and the Administrative Agent’s approval of the Approved Budget.

Section 7.10 Restricted Payments.  The Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.

Section 7.11 Change in Nature of Business.  The Borrower will not make any change in the nature of its business as currently conducted, or acquire any properties or assets that are not reasonably related to the conduct of such business activities.

ARTICLE VIII.
EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 8.1 Events of Default.  “Event of Default,” wherever used herein, means any one of the following events:

(a) Default in the payment of principal or interest on any of the Obligations when due and payable;

(b) Default in the payment of any fees, commissions, costs or expenses required to be paid by a Borrower under this Agreement or in the payment of any other Obligations when due and payable;

(c) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement or any other Loan Document;

(d) entry of an order of the Bankruptcy Court modifying, amending, reversing, vacating, or staying either the Interim Order or the Final Order, or the Borrower’s violation of any of the terms of the Interim Order or the Final Order;

(e) in connection with the Case: (i) the Bankruptcy Court shall enter an order dismissing the Case; (ii) the Case shall be converted to a case under chapter 7 of the Bankruptcy Code; (iii) a trustee or an examiner with expanded powers shall be appointed in the Case; (iv) a motion shall be filed for, or there shall arise, any claim (other than those of the Lenders hereunder) in the Case having a priority under section 364(c)(1) of the Bankruptcy Code unless such motion provides for the payment in full in cash of the Obligations upon the closing of such financing; (v) a motion shall be filed for, or there shall arise, a claim (other than those of the Lenders hereunder) in the Case secured by a lien having a priority under section 364(d) of the Bankruptcy Code unless such motion provides for payment in full in cash of the Obligations upon the closing of such financing; (vi) there shall arise any lien (other than an Allowable Lien) in the Collateral or any part thereof; (vii) the Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder of any security interest other than the Lenders; or (viii) the Bankruptcy Court shall enter an order approving a disclosure statement in connection with a plan of reorganization proposed by the Borrower or any other Person which plan of reorganization is inconsistent with the Borrower’s agreements and obligations hereunder and under any of the other Loan Documents, except as same may be waived in accordance with Section 9.2;

(f) the Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the prior written consent of ANPG and the Administrative Agent;

(g) the Borrower shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due or notice of any state or federal tax liens shall be filed or issued, where such payment is required under applicable bankruptcy law;

(h) any event or circumstance with respect to the Borrower shall occur such that ANPG and the Administrative Agent shall determine in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrower under the Loan Documents is impaired or any Material Adverse Effect of the Borrower shall occur;

(i) there shall occur any breach, default or event of default by or attributable to any Affiliate of the Borrower under any agreement between such Affiliate and the Lenders;

(j) any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(k) excluding defaults which occurred on or prior to the commencement of the Case, the Borrower shall (i) default in any payment of principal of or interest of any Debt beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Debt was created, if the aggregate amount of the Debt in respect of which such default or defaults shall have occurred is at least $5,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity, and in each case the consequences of such defaults shall not be stayed by the Case;

(l) one or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or shall not otherwise be stayed by the Case;

(m) any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert or the Security Interest or any other lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(n) the Borrower fails to comply with the Interim Order or the Final Order; or

(o) the Final Order is not entered within 40 days after the Petition Date or such later date as ANPG and the Administrative Agent may agree in their sole discretion.

Section 8.2 Rights and Remedies.  (a) As provided in the Interim Order and the Final Order, the automatic stay provisions of section 362 of the Bankruptcy Code are, to the extent applicable, vacated and modified to the extent necessary so that, inter alia, during any Default Period, (i) the Borrower shall immediately segregate all of the Collateral, including without limitation Collateral in the Cash Collateral Account, and shall not be permitted to use such Collateral absent ANPG’s and the Administrative Agent’s prior written consent, and (ii) ANPG and the Administrative Agent may, without further order of or application to the Bankruptcy Court for an order granting relief from the automatic stay of section 362 of the Bankruptcy Code:

(i) immediately or thereafter terminate the Credit Facility and any obligation to make Advances hereunder;

(ii) declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives to the extent permitted by law; and

(iii) take immediate reasonable action to protect and preserve the Collateral; and

subject to five (5) Business Days’ telecopy or hand-delivery written notice from ANPG and the Administrative Agent to each of the Borrower, the Borrower’s counsel, counsel for any committee appointed in the Case, and the United States Trustee, exercise all rights and remedies provided for in this Agreement and the Loan Documents or under other applicable bankruptcy and nonbankruptcy law (including the right of ANPG and the Administrative Agent to exercise any right of setoff), including, without limitation, the exercise at any time and from time to time of any or all of the following rights and remedies, in each case without any further notice to or demand upon the Borrower, it being agreed that the five (5) Business Days’ telecopy or hand-delivery written notice as aforesaid shall be good and sufficient without requiring any further notice to any Person or any prior authorization of the Bankruptcy Court for any of the following:

(i) ANPG and the Administrative Agent may make such payments and do such acts as ANPG and the Administrative Agent consider necessary or reasonable in their sole discretion to protect the Security Interest in the Collateral.  The Borrower agrees to assemble the Collateral if ANPG and the Administrative Agent so request, and to make the Collateral available to ANPG and the Administrative Agent at a place that ANPG and the Administrative Agent may designate which is reasonably convenient to both parties.  The Borrower authorizes ANPG and the Administrative Agent to enter the premises where the Collateral is located, to take and maintain possession of and to use the Collateral, or any part of it, and to pay, purchase, contest, or compromise any lien or encumbrance that in ANPG’s and the Administrative Agent’s determination appears to conflict with the Lenders’ liens as provided hereunder and to pay all reasonable expenses incurred in connection therewith and to charge the Borrower’s account therefor.  With respect to any of the Borrower’s owned or leased premises, the Borrower hereby grants ANPG and the Administrative Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise ANPG’s and the Administrative Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(ii) without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the UCC), ANPG and the Administrative Agent may set off and apply to the Obligations any and all (i) balances and deposits of the Borrower held by or for the benefit of the Lenders (including any amounts received in the Cash Collateral Account) or (ii) Debt at any time owing to or for the credit or the account of the Borrower held by ANPG and the Administrative Agent;

(iii) ANPG and the Administrative Agent may hold, as cash collateral, any and all balances and deposits of the Borrower held by or for the benefit of the Lenders and any amounts received in the Cash Collateral Account to secure the full and final repayment of all of the Obligations;

(iv) ANPG and the Administrative Agent may give notice of the disposition of the Collateral as follows:  (A) ANPG and the Administrative Agent shall give the Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and (B) the notice shall be personally delivered, or mailed, postage prepaid, to the Borrower at least 10 days (or, in the case of a mailed notice, 13 days) before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(v) ANPG and the Administrative Agent may credit bid and purchase Collateral at any public sale;

(vi) ANPG and the Administrative Agent may seek the appointment of a receiver, trustee or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(vii) ANPG and the Administrative Agent may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including, without limitation, in each case to the extent permitted by law, the right to take possession of and use Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to ANPG and the Administrative Agent at a place to be designated by ANPG and the Administrative Agent which is reasonably convenient to both parties.

(b) In addition to the foregoing rights and remedies, the Lenders shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document or agreement.

(c) The Borrower agrees that the occurrence of any Event of Default is sufficient cause for relief from the automatic stay under section 362(d)(1) of the Bankruptcy Code, and the Borrower shall have no defense, other than showing the alleged Event of Default has not occurred.

(d) Subject in all respects to the terms of the Interim Order and the Final Order:

(i) The rights and remedies of the Lenders under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  No exercise by ANPG and the Administrative Agent of one right or remedy shall be deemed an election, and no waiver by ANPG and the Administrative Agent of any Event of Default shall be deemed a continuing waiver.  No delay by ANPG and the Administrative Agent shall constitute a waiver, election, or acquiescence by it.  Except as expressly provided above in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(ii) The rights of ANPG and the Administrative Agent shall not be conditioned or contingent upon the pursuit by ANPG and the Administrative Agent of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any other collateral security therefor, guarantee thereof or right of offset with respect thereto.

As provided in the Interim Order and the Final Order, the automatic stay of section 362(a) of the Bankruptcy Code, to the extent applicable, shall be deemed terminated without the necessity of any further action by the Bankruptcy Court in the event that the Borrower, any committee appointed in the Case, and/or the United States Trustee have not obtained an order from the Bankruptcy Court to the contrary within three (3) Business Days after receiving any such notice from ANPG and the Administrative Agent referenced above in the first sentence of subparagraph (a) of this Section 8.2.  The Borrower, such committee, and/or the United States Trustee shall have the burden of proof at any hearing on any request by them to re-impose or continue the automatic stay of Bankruptcy Code section 362(a) or to obtain any other injunctive relief, and the only issue that may be raised at any such hearing shall be whether, in fact, an Event of Default under the Agreement has occurred and is continuing.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Borrower.  Any excess will be returned, without interest and subject to the rights of third Persons, by ANPG and the Administrative Agent to the Borrower.

ARTICLE IX.
ADMINISTRATIVE AGENT

Each of the Laidlaw Lenders hereby irrevocably appoints Administrative Agent as its agent and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Each Laidlaw Lender hereby authorizes and directs Administrative Agent to execute and deliver all documents and instruments necessary or appropriate in connection with the this Agreement.

The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not Administrative Agent hereunder.

Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Administrative Agent is required to exercise in writing by the Laidlaw Lenders, and (c) except as expressly set forth herein, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Laidlaw Lenders or in the absence of its own gross negligence, willful misconduct or unlawful acts.  Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to Administrative Agent by Borrower or a Lender, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone or facsimile transmission and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, Administrative Agent may resign at any time by notifying the Laidlaw Lenders and Borrower.  Upon any such resignation, the Lenders shall have the right, in consultation with Borrower, to appoint a successor.  If no successor shall have been so appointed by the Laidlaw Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of Lenders (but subject to their further action in accordance with the preceding sentence, which shall supersede any action pursuant to this sentence), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Laidlaw Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Laidlaw Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Laidlaw Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Laidlaw Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE X.
MISCELLANEOUS

Section 10.1 No Waiver; Cumulative Remedies.  No failure or delay by ANPG and the Administrative Agent in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 10.2 Amendments, Etc.  No amendment, supplement, modification, or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of any Collateral from the Security Interest shall be effective unless the same shall be in writing and signed by ANPG and the Administrative Agent.

Section 10.3 Addresses for Notices, Etc.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the Borrower, ANPG, and the Administrative Agent, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Anpath Group, Inc.
224 Rolling Hill Road, Suite 2A
Mooresville, North Carolina 28117

ANPG:	ANPG Lending LLC
c/o Romulus Holdings
2200 Fletcher Avenue
Fort Lee, NJ 07024

The Administrative Agent:	Laidlaw & Company (UK) Ltd.
90 Park Avenue, 31st Floor
New York, NY 10016

provided that any notice, request or demand to or upon the Lenders pursuant to Article II shall not be effective until received by ANPG and the Administrative Agent.

Section 10.4 Further Documents.  The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that ANPG and the Administrative Agent may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lenders’ rights under the Loan Documents, including, without limitation, to enter into account control agreements with respect to the Cash Collateral Account and any other bank accounts (but any failure to request or assure that the Borrower execute, deliver or endorse any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 10.5 Costs and Expenses.  The Borrower agrees (a) to pay or reimburse ANPG and the Administrative Agent for all out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel and other advisors and professionals to ANPG and the Administrative Agent, and any actions taken in connection with the Case, including, without limitation, the negotiation of, documentation of, closing under and obtaining Court approval of the this Agreement, (b) to pay or reimburse ANPG and the Administrative Agent for all of their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel and other advisors and professionals to ANPG and the Administrative Agent, and (c) to pay, indemnify, and hold the Lenders and the Administrative Agent harmless from, any and all facility, administrative and filing fees, recording taxes and fees, title insurance premiums and fees, and reasonable internal examination and audit expenses, and any and all liabilities with respect to, or resulting from, any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and the other Loan Documents.  The agreements in this Section 9.5 shall survive the Termination Date and the satisfaction in full of all of the Borrower’s Obligations hereunder and under the other Loan Documents.

Section 10.6 Execution in Counterparts.  Each of this Agreement and other Loan Documents may be executed in any number of counterparts (including by the exchange of facsimile signature pages or .pdf signatures via electronic mail), each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute in the case of each Loan Document but one and the same instrument.

Section 10.7 Binding Effect; Assignment; Complete Agreement; Exchanging Information.  (a) The Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign any of its rights or obligations thereunder or any interest therein without prior written consent of ANPG and the Administrative Agent.  Without limiting the foregoing, the Lenders are permitted to assign their rights and obligations under this Agreement, the Notes and the other Loan Documents, without the consent of the Borrower.

(b) This Agreement and the other Loan Documents comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersede all prior agreements, written or oral, on the subject matter hereof and thereof.  In furtherance and not in derogation of other rights they may have, whether by agreement or applicable law, the ANPG and the Administrative Agent have the right to share information regarding the Borrower and any of its Affiliates with any of their accountants, attorneys and other advisors or agents, and the Borrower waives any right of confidentiality that it may have with respect to such exchange of such information.

Section 10.8 Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 10.9 Headings.  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.10 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (OTHER THAN CONFLICT LAWS) OF THE STATE OF NEW YORK.  To the extent permitted by law, the parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by ANPG, the Administrative Agent, or the Borrower in connection with this Agreement or the other Loan Documents shall be venued in United States Bankruptcy Court for the District of Delaware; and (iii) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

Section 10.11 Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by the Borrower or the transfer to ANPG and the Administrative Agent of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if ANPG and the Administrative Agent are required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that ANPG and the Administrative Agent are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of ANPG and the Administrative Agent related thereto, the liability of the Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

Section 10.12 Release and Indemnification.  (a)  In consideration of the execution and delivery of this Agreement by the Lenders and the Administrative Agent and the Lenders’ agreement to extend the Advances to the Borrower in accordance with, and subject to, the terms and conditions set forth herein, the Borrower hereby (i) releases the Lenders, the Administrative Agent, each Affiliate of the Lenders and the Administrative Agent, and each of the respective partners, directors, officers, shareholders, employees, attorneys and agents of the Lenders and the Administrative Agent and each such Affiliate (the Lenders, the Administrative Agent, together with such other Persons, being herein collectively referred to as the “Lender Parties” and each individually as a “Lender Party”) from all Claims for loss or damage caused by any act or omission on the part of any of them, INCLUDING, WITHOUT LIMITATION, THOSE ATTRIBUTABLE TO THE NEGLIGENCE OR STRICT LIABILITY OF ANY SUCH LENDER PARTY, except for any such loss or damage caused by the gross negligence or willful misconduct of any such Lender Party and (ii) indemnifies, exonerates and holds each such Lender Party free and harmless from and against any and all Claims incurred by the Lender Parties (irrespective of whether such Lender Party is a party to the action for which indemnification hereunder is sought), INCLUDING, WITHOUT LIMITATION, THOSE ATTRIBUTABLE TO THE NEGLIGENCE OR STRICT LIABILITY OF ANY SUCH LENDER PARTY, but excluding any Claims caused by the gross negligence or willful misconduct of any such Lender Party, in the case of each of clauses (i) and (ii) above, as a result of, or arising out of, or relating to the execution, delivery or performance of this Agreement or any other Loan Document by the Lender Parties or by any other Person or the making of the Advances.  To the extent permitted by applicable law, the Lender Parties shall not have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue any of them upon, any Claim for any special, incidental or consequential damages suffered or incurred by the Lender Party or the Borrower in connection with, arising out of or in any way related to this Agreement, or any other Loan Document or any agreement, instrument or other document relating thereto or to any of the Obligations, or any of the transactions contemplated by this Agreement, or any other Loan Document or any such other agreement, instrument or other document.  To the extent permitted by applicable law, the Borrower hereby waives, releases and agrees not to sue the Lender Parties for exemplary or punitive damages in respect of any Claim in connection with, arising out of or any way related to this Agreement, any other Loan Document or any other agreement, instrument or other document relating thereto or to any of the Obligations, or any of the transactions contemplated by this Agreement or any other Loan Document or any such other agreement, instrument or other document.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE BORROWER HEREBY FURTHER EXPRESSLY RELEASES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LENDER PARTY FROM ALL CLAIMS (AS DEFINED IN THIS AGREEMENT) FOR LOSS OR DAMAGE, DESCRIBED ABOVE, CAUSED BY AN ACT OR OMISSION ON THE PART OF ANY OF THEM ATTRIBUTABLE TO THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF ANY SUCH LENDER PARTY, AND INDEMNIFIES, EXONERATES AND HOLDS EACH LENDER PARTY FREE AND HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS (AS DEFINED IN THIS AGREEMENT), DESCRIBED ABOVE, INCURRED BY ANY LENDER PARTY (IRRESPECTIVE OF WHETHER SUCH LENDER PARTY IS A PARTY TO THE ACTION FOR WHICH INDEMNIFICATION HEREUNDER IS SOUGHT) ATTRIBUTABLE TO THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF ANY LENDER PARTY.

(c) The agreements in this Section 9.12 and Article IX shall survive the Termination Date and the satisfaction in full of all of the Borrower’s Obligations hereunder and under the other Loan Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ANPATH GROUP, INC., as the Borrower

By:
Name:
Title:

ENVIROSYSTEMS, INC., as the Guarantor

By:
Name:
Title:

ENVIROSYSTEMS HOLDINGS, INC., as the Guarantor

By:
Name:
Title:

ANPG LENDING, LLC, as a Lender

By:
Name:
Title:

LAIDLAW & COMPANY (UK) LTD., as the Administrative Agent

By:
Name:
Title:

_[LENDER]_, as a Lender

By:
Name:
Title:

Schedule I

Schedule of Lenders

Name and Address of Lender	Aggregate Principal Amount of Note
____________ ____________ ____________
____________ ____________ ____________
____________ ____________ ____________
Total

Exhibit A-1 to Debtor-in-Possession Credit and Security Agreement

NOTE

$______________	New York, New York	May __, 2010

For value received, the undersigned, Anpath Group, Inc., a Delaware corporation (the “Borrower”), hereby promise to pay, on the Termination Date under the Credit Agreement (defined below), to the order of ANPG Lending, LLC (the “Lender”), at the main office of such Lender (as defined in the below-referenced Credit Agreement), or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of _______________________________ DOLLARS AND NO CENTS ($__________) or, if less, the aggregate unpaid principal amount of the Advances made by such Lender to the Borrower under the Credit Agreement together with accrued and unpaid interest on the outstanding principal amount hereunder from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Debtor-in-Possession Credit and Security Agreement of even date herewith (as the same may hereafter be amended, modified, supplemented or restated from time to time, the “Credit Agreement”) by and among the Lender and the Borrower.  The unpaid principal hereof and unpaid interest accruing thereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid or satisfied in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  Reference is hereby made to the Credit Agreement for the terms and provisions thereof, to which this Note is in all respects subject, including, without limitation, provisions to the effect that, as more fully set forth in the Credit Agreement, the aggregate of all interest that is contracted for, charged or received under or otherwise in connection with this Note shall under no circumstances exceed the maximum interest permitted under applicable law.  This Note is one of the Note referred to in the Credit Agreement.  This Note is secured, among other things, pursuant to the Credit Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.  All capitalized terms used but not defined herein shall have the meanings given thereto in the Credit Agreement.

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived to the extent permitted by law.

THIS NOTE SHALL BE SUBJECT TO AND GOVERNED BY CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (OTHER THAN THE CONFLICT LAWS) OF THE STATE OF NEW YORK.

Anpath Group, Inc. By: _______________________________ Name:_____________________________ Title:_______________________________

Exhibit A-2 to Debtor-in-Possession Credit and Security Agreement

NOTE

$______________	New York, New York	May __, 2010

For value received, the undersigned, Anpath Group, Inc., a Delaware corporation (the “Borrower”), hereby promise to pay, on the Termination Date under the Credit Agreement (defined below), to the order of the individuals and entities listed on Schedule I attached hereto as lenders (each as “Lender,” and collectively, “Lenders”), and Laidlaw & Company (UK) Ltd. as administrative agent for the Lenders (in such capacity, together with any other Person who becomes Administrative Agent pursuant to Article IX of the below-referenced Credit Agreement, “Administrative Agent”), at the main office of such Lender, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of _______________________________ DOLLARS AND NO CENTS ($__________) or, if less, the aggregate unpaid principal amount of the Advances made by such Lender to the Borrower under the Credit Agreement together with accrued and unpaid interest on the outstanding principal amount hereunder from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Debtor-in-Possession Credit and Security Agreement of even date herewith (as the same may hereafter be amended, modified, supplemented or restated from time to time, the “Credit Agreement”) by and among the Lender and the Borrower.  The unpaid principal hereof and unpaid interest accruing thereon shall be due and payable as provided in the Credit Agreement.  This Note may be prepaid or satisfied in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof.  Reference is hereby made to the Credit Agreement for the terms and provisions thereof, to which this Note is in all respects subject, including, without limitation, provisions to the effect that, as more fully set forth in the Credit Agreement, the aggregate of all interest that is contracted for, charged or received under or otherwise in connection with this Note shall under no circumstances exceed the maximum interest permitted under applicable law.  This Note is one of the Note referred to in the Credit Agreement.  This Note is secured, among other things, pursuant to the Credit Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.  All capitalized terms used but not defined herein shall have the meanings given thereto in the Credit Agreement.

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived to the extent permitted by law.

THIS NOTE SHALL BE SUBJECT TO AND GOVERNED BY CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (OTHER THAN THE CONFLICT LAWS) OF THE STATE OF NEW YORK.

Anpath Group, Inc. By: _______________________________ Name:_____________________________ Title:_______________________________

Schedule I

Schedule of Lenders

Name and Address of Lender	Aggregate Principal Amount of Note
____________ ____________ ____________
____________ ____________ ____________
____________ ____________ ____________
Total

Exhibit B to Debtor-in-Possession Credit and Security Agreement

PLAN SUPPORT AGREEMENT